Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Senior Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1st CONSTITUTION BANCORP REPORTS RECORD NET INCOME, UP 19.4%

FOR THE FIRST QUARTER ENDED MARCH 31, 2005

CRANBURY NJ - APRIL 25, 2005......1st Constitution Bancorp (NASDAQ; FCCY), the parent company of 1st Constitution Bank, announced today record net income for the first quarter ended March 31, 2005. For the quarter ended March 31, 2005, net income increased by 19.4 percent to $1,045,531 or $0.30 per diluted share, up from $875,807 or $0.25 per diluted share achieved during the first quarter of 2004. All per share amounts have been restated to give effect to a 5 percent stock dividend paid January 31, 2005 and a two-for-one common stock split paid February 28, 2005.

For the quarter ending March 31, 2005, net interest income increased $585,578 or 19.8 percent over the first quarter of 2004. Return on average assets stood at 1.27 percent for the period, while return on average equity reached 15.82 percent. These results compare favorably to a return on average assets of 1.21 percent and a return on average equity of 14.68 percent achieved for the first quarter of 2004. The Company’s net margin also grew to 4.65 percent for the first quarter of 2005, which represents a positive increase from the 4.37 percent achieved for the corresponding prior year period.

Robert F. Mangano, president and chief executive officer of 1st Constitution Bancorp said “higher earnings were due primarily to the expansion of the Bank’s loan and deposit activities, along with its ability to continue to generate non-interest income.” Loans in all categories grew by 23.6 percent for the period and deposits increased by 13.1 percent when compared to the first quarter of 2004. Non-interest income also grew to $622,000 for the first quarter of 2005, representing 21.5 percent growth over the corresponding prior year period.

At March 31, 2005, 1st Constitution Bancorp had total assets of $334.2 million and through its primary subsidiary, 1st Constitution Bank, operates nine branch banking offices in Cranbury (2), Hamilton, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, and a loan production office in Fort Lee, New Jersey.

1st Constitution Bancorp common stock is traded on the Nasdaq National Market under the trading symbol "FCCY". Information about 1st Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as

“expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands)	Three Months Ended		Years Ended
	March 31,		December 31,
	2005	2004	2004	2003	2002

Income Statement Data:
Interest income	$4,821	$3,988	$17,016	$14,387	$14,308
Interest expense	1,280	1,033	4,545	4,374	5,099

Net interest income	3,541	2,955	12,471	10,013	9,209
Provision for loan losses	60	60	240	240	240

Net interest income after prov.for loan losses	3,481	2,895	12,231	9,773	8,969
Non-interest income	622	512	2,557	2,401	1,525
Non-interest expense	2,570	2,120	8,990	7,169	6,288

Income before income taxes	1,533	1,287	5,798	5,005	4,206
Income tax expense	487	411	1,960	1,777	1,519

Net income	$1,046	$876	$3,838	$3,228	$2,687

Balance Sheet Data:
Total Assets	$334,242	$294,849	$335,830	$293,483	$273,862
Loans, including loans held for sale	220,100	178,047	220,581	179,356	167,349
Allowance for loan losses	(2,065)	(1,847)	(2,005)	(1,787)	(1,670)
Investment securities available for sale	79,980	92,052	85,589	85,000	82,029
Investment securities held to maturity	16,282	6,060	12,167	6,191	7,172
Deposits	275,936	243,900	276,887	245,354	224,149
Shareholders' Equity	26,946	24,785	26,790	23,585	20,995

Performance Ratios:
Return on average assets	1.27%	1.21%	1.22%	1.18%	1.06%
Return on average equity	15.82%	14.68%	15.54%	14.85%	14.09%
Net interest margin	4.65%	4.37%	4.25%	3.94%	3.87%
Efficiency ratio	61.7%	61.1%	59.8%	57.7%	58.6%

Asset Quality:
Loans past due over 90 days and still accruing	$0	$0	$63	$0	$2
Nonaccrual loans	1,118	330	1,049	331	156
OREO property	0	9	0	9	9
Net charge-offs (recoveries)	0	0	21	123	(15)
Allowance for loan losses to total loans	0.94%	1.09%	0.91%	1.09%	1.11%
Nonperforming loans to total loans	0.51%	0.19%	0.50%	0.20%	0.10%

Per Share Data:
Earnings per share (Basic)	$0.32	$0.27	$1.17	$0.99	$0.83
Earnings per share (Diluted)	$0.30	$0.25	$1.13	$0.94	$0.79
Book value per share	$8.14	$7.55	$8.11	$7.18	$6.47